Exhibit 10.2

CONFIDENTIALITY, NON-COMPETE, SEVERANCE,
AND CHANGE IN CONTROL AGREEMENT

This Confidentiality, Non-Compete, Severance, and Change in Control Agreement (the “Agreement”) is entered into as of this ____ day of _________, 20__, by and between _____________________, a French national, born on _________________, in _______________________, residing at ____________________________________, with social security number _________________________ (“Executive”), Dresser-Rand S.A, a French corporation, registered with the Registry of Commerce of _____ under number ______, having its registered offices at _____________, duly represented by ________________, ________________________, Dresser-Rand S.A. (the “Company”), and Dresser-Rand Group Inc., a Delaware corporation with a principal place of business in Houston, Texas (“D-R Group”).

WHEREAS, Executive is currently employed with the Company and, by virtue of that employment will receive access to competitively sensitive, confidential, proprietary and trade secret information relating to the current and planned business of the Company and its Affiliates; and

WHEREAS, the Company and Executive wish to make certain arrangements to protect the value of such information to the Company and its Affiliates during Executive’s employment and following such time as Executive’s employment with the Company may end; and

WHEREAS, in exchange for such protections and in recognition of Executive’s anticipated contributions to the Company, the Company, D-R Group and Executive wish further to make arrangements for the potential payment of a contractual severance indemnity following the conclusion of Executive’s employment with the Company under certain circumstances, including following a change in control of D-R Group as set forth herein.

NOW, THEREFORE, in consideration of the mutual representations, warranties, covenants and agreements set forth herein, the parties hereto, intending to be legally bound hereby, agree as follows:

1.           DEFINITIONS.

(a) Affiliate.  For purposes of this Agreement, “Affiliate” shall mean any corporation, limited liability company or similar entity which is under the control of the Company or under common control with the Company.

(b) Base Salary.  For purposes of this Agreement, “Base Salary” shall mean the annualized rate of salary authorized and being paid to Executive as of the date in question, excluding any bonus, incentive plan payments, benefits, equity compensation, and other forms of compensation that are not paid to Executive on a regular, recurring basis under the Company’s standard payroll practices.

(c) Change in Control.  For purposes of this Agreement, a “Change in Control” shall mean the first to occur of any of the following events:

(i)           during any 12-month period, the members of the Board (the “Incumbent Directors”) cease for any reason other than due to death or disability to constitute at least a majority of the members of the Board, provided that any director whose election, or nomination for election by D-R Group’s stockholders, was approved by a vote of at least a majority of the members of the Board who are at the time Incumbent Directors shall be considered an Incumbent Director, other than any such individual whose initial assumption of office occurs as a result of an actual or threatened election contest with respect to the election or removal of directors or other actual or threatened solicitation of proxies or consents by or on behalf of a person other than the Board;

(ii)          the acquisition or ownership by any individual, entity or "group" (within the meaning of  Section 13(d)(3) of the Securities Exchange Act of 1934, as amended (the “Exchange Act”)), other than D-R Group or any of its Affiliates or Subsidiaries, or any employee benefit plan (or related trust) sponsored or maintained by D-R Group or any of its Affiliates or Subsidiaries, of beneficial ownership (within the meaning of Rule 13d-3 promulgated under the Exchange Act) of 50% or more of the combined voting power of D-R Group's then outstanding voting securities entitled to vote generally in the election of directors;

(iii)         the merger, consolidation or other similar transaction of D-R Group, as a result of which the stockholders of D-R Group immediately prior to such merger, consolidation or other transaction, do not, immediately thereafter, beneficially own, directly or indirectly, more than 50% of the combined voting power of the voting securities entitled to vote generally in the election of directors of the merged, consolidated or other surviving company; or

(iv)         the sale, transfer or other disposition of all or substantially all of the assets of D-R Group to one or more persons or entities that are not, immediately prior to such sale, transfer or other disposition, Affiliates of D-R Group.

A “Change in Control” shall not be deemed to occur if the Company undergoes a bankruptcy, liquidation or reorganization under the United States Bankruptcy Code.

(d)       Date of Termination.  For purposes of this Agreement, “Date of Termination” shall mean the date on which Executive’s termination of employment with the Company and any Affiliate occurs.

(e)       Effective Date.  The Effective Date of this Agreement shall be the date first indicated above.

(f)        Parent Company. For purposes of this Agreement, "Parent Company" shall mean Dresser-Rand Group Inc.

(g)       Person.  For purposes of this Agreement, “Person” shall mean an individual, corporation, partnership, limited liability company, limited liability partnership, syndicate, person, trust, association, organization, or other entity, including any Governmental Entity, and including any successor, by merger or otherwise, of any of the foregoing.

2.           EMPLOYMENT.  Executive acknowledges and agrees that nothing herein shall be construed as a guarantee of continued employment for a specific period or under particular terms or otherwise as having altered the Executive status as employee of the Company.

3.           CONFIDENTIALITY, NONCOMPETITION, ETC.

(a) Confidentiality.

(i)           Executive acknowledges that the business of the Company is intensely competitive and that Executive's employment by the Company has required and will require that Executive have access to and knowledge of confidential information of the Company and its Affiliates, which the Company or such Affiliates has provided to Executive in the past and the Company hereby agrees to continue to provide to Executive during his future employment as necessary to perform his assigned duties.  Such confidential information includes, but is not limited to, formulae, manufacturing processes, distribution systems, research and development methods and techniques, the identity of customers, the identity of the representatives of customers with whom the Company or its Affiliates has dealt, the kinds of services provided by the Company and its Affiliates to customers and offered to be performed for potential customers, the manner in which such services are performed or offered to be performed, the service needs of actual or prospective customers, pricing information, information concerning the creation, acquisition or disposition of products and services, customer maintenance listings, computer software applications and other programs, personnel information and other trade secrets (the “Confidential Information”).  Confidential Information shall not include information which (w) was publicly available prior to the date hereof, (x) was known by Executive from a source other than through Executive's employment with, or service as a director of, the Company, (y) is acquired by Executive from a third party who was not subject to any restrictions as to its disclosure, or (z) becomes publicly available subsequent to the date hereof, other than as a result of an action by Executive.  Executive expressly acknowledges the trade secret status of the Confidential Information and that the Confidential Information constitutes a protectible business interest of the Company.  Executive further acknowledges that the direct or indirect disclosure of any such Confidential Information would place the Company at a competitive disadvantage and would do damage, monetary or otherwise, to the Company's business and that the engaging by Executive in any of the activities prohibited by this Section 3 may constitute improper appropriation and/or use of such information and trade secrets.

(ii)           The Company and Executive agree that, for purposes of this Section 3, except as otherwise provided, the business of the Company shall mean the businesses conducted by the Company, its Parent Company, and its Affiliates during the period of Executive's employment by the Company.  Executive acknowledges that the Company engages in its business throughout the world.

(iii)         During Executive's employment by the Company and at all times following the termination of Executive's employment for any reason, Executive shall not, directly or indirectly, whether individually, as a director, stockholder, owner, partner, employee, principal or agent of any business, or in any other capacity, make known, disclose, furnish, make available or utilize any of the Confidential Information, other than in the proper performance of the duties contemplated herein, or as required or requested by a court of competent jurisdiction or other administrative or legislative body; provided, however, that, in such event, Executive shall promptly notify the Company so that the Company may seek a protective order or other appropriate remedy.  If reasonably practicable, Executive shall notify the Company prior to disclosing any of the Confidential Information to a court or other administrative or legislative body. Executive agrees to return all Confidential Information, including all photocopies, extracts and summaries thereof, and any such information stored electronically on tapes, computer disks or in any other manner to the Company at any time upon request by the Company and upon the termination of his employment for any reason.

(b) Non-Competition.  Executive has had principle responsibility for the profit and loss of the business of the Company and its Affiliates in the European Served Area (“ESA”) and for North American Operations (“NAO”).  ESA includes Europe (East and West), Asia and the Middle East. NAO includes Canada, the United States and Mexico. For a period of 1 year, renewable once, following the termination of Executive’s employment with the Company, Executive shall not in the territory covered by ESA or NAO, directly or indirectly, engage in Competition (as defined below); provided, however, that it shall not be a violation of this sub-paragraph for Executive to become the registered or beneficial owner of up to five percent (5%) of any class of the capital stock of a  competing corporation listed on a regulated stock exchange, provided that Executive does not actively participate in the business of such corporation until such time as this covenant expires. The Company may not renew the non-compete period beyond the initial one-year period unless Executive’s contract is terminated within 2 years of a Change in Control.

(c) Definition of Competition.  As used herein, business is directly competitive with the business of the Company and a business or organization directly competes with the business of the Company when such business or organization involves, directly or indirectly, rotating equipment as used by the oil, gas, petrochemical, and process industries, including compressors (whether centrifugal, reciprocating or others), steam and gas turbines, expanders, turbine packages, and control systems, and the design, manufacture, assembly, sales, repair and servicing of any of the foregoing.

For purposes of this Agreement, “Competition” means, for Executive's benefit or for the benefit of any other Person, firm or entity, any of the following:

(i)           engaging in, or otherwise being employed by or acting as a consultant or lender to, or being a director, officer, employee, principal, licensor, trustee, broker, agent, stockholder, member, owner, joint venturer or partner of, any other business or organization which directly competes with the business of the Company;

(ii)          soliciting from any customer doing business with the Company or its Affiliates as of Executive's Date of Termination business directly competitive with the business of the Company with such customer or such party;

(iii)         soliciting from any potential customer of the Company or its Affiliates known to Executive business directly competitive with the business of the Company which has been the subject of a written or oral bid, offer or proposal by the Company known to Executive, or of substantial preparation known to Executive with a view to making such a bid, proposal or offer, within six (6) months prior to Executive's Date of Termination; or

(d) Waiver of Non-Compete Covenant. The Company may waive application of the non-compete covenant by notifying Executive in writing within eight (8) days of notification of the termination of Executive’s employment with the Company.

(e) Remuneration of Non-Competition Covenant. If the non-compete covenant has not been waived pursuant to (d) above, following termination of the employment contract, the Company will pay to Executive an indemnity equal to 5/10th of Executive’s average monthly salary and contractual premiums that Executive received during the last 12 months of employment of Executive with the Company. In case of dismissal for cause other that serious or very serious misconduct (“faute grave ou faute lourde”), this indemnity will be raised to 6/10th of that average, for as long as Executive shall not have found new employment, and for a maximum duration equal to the duration of the non-compete covenant. The non-compete indemnity will be paid monthly for the duration of the non-compete covenant, and for as long as the Employee will have observed it strictly.

(f) Solicitation of Company Employees.  During Executive’s employment with the Company and continuing through the date that is three (3) years after Executive’s Date of Termination for any reason, Executive will not solicit the employment or services of, or hire, any individual who is employed by or known by Executive to be a consultant to the Company or any of its Affiliates.  In the event Executive’s employment with the Company has ended, the foregoing restriction on solicitation and hiring shall apply to any individual who was employed by or known by Executive to be a consultant to the Company or any of its Affiliates upon the Date of Termination or within six (6) months prior thereto, unless such Person is not an employee of, or a consultant to, the Company or any of its Affiliates at the time of such solicitation by Executive and has not been an employee of, or consultant to the Company or any of its Affiliates for six (6) months prior thereto.

(g)          Acknowledgements Regarding Covenants.  Executive acknowledges that (i) in view of the Executive’s very senior position in the Company and the group of companies the Company belongs to, the scope and duration of the restrictive covenants contained herein are reasonable and necessary to protect the value of the Company’s and its Affiliates’ Confidential Information given the nature of such Confidential Information and of the Company’s business; and (ii) the restrictive covenants and the other agreements contained herein are an essential part of this Agreement.  Executive further represents and warrants and acknowledges and agrees that Executive has been, or has had the opportunity to be, fully advised by counsel in connection with the negotiation, preparation, execution and delivery of this Agreement, and that, having regard to Executive’s training and qualifications, this covenant does not affect Executive’s ability to find other employment.

(h)          Non-Disparagement.  Executive agrees that both during and after termination of this Agreement he shall not make any statement, written or verbal, in any forum or media, or take any action, that is intended to injure or damage the goodwill, reputation or business prospects of the Company or its Affiliates; provided, however, that the foregoing shall not apply to or restrict in any way the communication of information by Executive to any state or federal law enforcement or administrative agency or in a court, arbitration or administrative proceeding, and Executive will not be in breach of the covenant contained above solely by reason of such communication or testimony.

(i) Remedies.  In the event Executive breaches any of the provisions of this Section 3, the Company shall have the following rights and remedies, each of which shall be independent of the others and severally enforceable, and each of which shall be in addition to, and not in lieu of, any other rights or remedies available to the Company or any of its subsidiaries, Affiliates, successors or assigns at law or in equity under this Agreement or otherwise:

(i)           The right and remedy to have each and every one of the covenants in this Section 3 specifically enforced and the right and remedy to obtain injunctive relief, it being agreed that any breach or threatened breach of any of the non-competition or other restrictive covenants and agreements contained herein would cause irreparable injury to the Company, its Parent Company and its subsidiaries, Affiliates, successors or assigns and that money damages would not provide an adequate remedy at law to the Company, its Parent Company and its subsidiaries, Affiliates, successors or assigns.

(ii)           Without prejudice of the rights and remedies set out at (i) above, any breach of each and every one of the covenants in this Section 3 will cause Executive to be automatically liable to the Company for a penalty hereby set at a lump-sum corresponding to the last twelve (12) months of gross base salary received by Executive under his employment with the Company; this penalty will be payable for each occurrence, without a formal injunction to discontinue the forbidden activity being required from the Company.

(iii)           Executive acknowledges and agrees that the restrictive covenants and agreements contained herein are reasonable and valid in geographic, temporal and subject matter scope and in all other respects.  If, however, any arbitrator or court subsequently determines that any of such covenant or agreement, or any part thereof, is invalid or unenforceable as written, then such provision shall be reformed to the extent necessary (and to no greater extent) to be valid and enforceable.  If such provision cannot be so reformed, it shall be deemed struck by the parties and the remainder of such covenants and agreements shall not thereby be affected and shall be given full effect without regard to the invalid portions.

4.           RETURN OF COMPANY PROPERTY.  Executive agrees that following the termination of employment for any reason, Executive shall return all property of the Company and any of its subsidiaries, Affiliates and any divisions thereof which is then in or thereafter comes into Executive's possession, including, but not limited to, documents, contracts, agreements, plans, photographs, books, notes, electronically stored data and all copies of the foregoing as well as any automobile or other materials or equipment supplied by the Company to Executive.

5.           SEVERANCE UPON TERMINATION WITHOUT CHANGE IN CONTROL.

(a) Severance Payments.  In case of termination by the Company of Executive’s employment with the Company, for any reason other than dismissal for serious or very serious misconduct (faute grave ou faute lourde), and except in case of Termination Following a Change in Control as set forth at Section 6 below, to the extent that the sum of the Non-Compete payment provided at Section 3 (e) above and the dismissal indemnity set forth by article 29 of the National Collective Bargaining Agreement of Engineers and Managers of the Metal Industry (the “CBA”) (Amount A), is less than the “Standard Severance Amount” defined in Schedule A (Amount B), D-R Group will pay Executive the difference between Amount B and Amount A on the date of the first anniversary of the start of the Non-Compete period provided that the Executive shall have complied with Section 7 hereof.

6.           SEVERANCE UPON TERMINATION FOLLOWING A CHANGE IN CONTROL.

(a) Termination Following Change in Control.  In the event Executive's employment with the Company shall be terminated  by the Company within two (2) years following the occurrence of a Change in Control, for any reason other than dismissal for serious or very serious misconduct, to the extent that the sum of the Non-Compete payment provided at Section 3 (e) above and the dismissal indemnity set forth by article 29 of the CBA (Amount A) is less than the “Change-In-Control Severance Amount” defined in Schedule A (Amount C), D-R Group will pay Executive the difference between Amount C and Amount A on the date of the second anniversary of the start of the Non-Compete period provided that Executive shall have complied with Section 7 hereof..

7.           RELEASE REQUIREMENTS FOR POST TERMINATION PAYMENTS.  As condition to the receipt of any incremental difference between on one hand Amount A and on the other hand either Amount B or C pursuant to Section 5 or Section 6, respectively from D-R Group,  Executive shall execute the Release Agreement in the form attached hereto as Schedule B; provided that Executive shall not be expected to waive any rights accruing under this Agreement; and provided further that if Executive refuses to sign such release Executive will still be bound to his obligations under this Agreement.  Notwithstanding the foregoing, nothing in the required release or in any other provision of this Agreement shall alter any rights Executive may have (i) with regard to equity awards pursuant to the controlling grant agreements and plan documents, and (ii) with regard to indemnification rights that may exist by virtue of Executive’s previous employment with the Company or service as an officer of D-R Group.

8.           ENTIRE AGREEMENT.  This Agreement sets forth the entire agreement between the parties with respect to its subject matter hereof and merges and supersedes all prior discussions, agreements and understandings of every kind and nature between them with respect to said subject matter.  This Agreement may not be changed or modified except by an agreement in writing, signed by the parties hereto.

9.           WAIVER.  The failure of either party to this Agreement to enforce any of its terms, provisions, or covenants shall not be construed as a waiver of the same or of the right of such party to enforce the same.  Waiver by either party hereto of any breach or default by the other party of any term or provision of this Agreement shall not operate as a waiver of any other breach or default.

10.         SEVERABILITY.  In the event that any one or more of the provisions of this Agreement shall be held to be invalid, illegal or unenforceable, the validity, legality and enforceability of the remainder of the Agreement shall not in any way be affected or impaired thereby.  Moreover, if any one or more of the provisions contained in this Agreement shall be held to be excessively broad as to duration, activity or subject, such provisions shall be construed by limiting and reducing them so as to be enforceable to the maximum extent allowed by applicable law.

11.         GOVERNING LAW.  This Agreement shall be governed by and construed in accordance with French Law.

12.         JURISDICTION; FORUM.  Any dispute arising out of all or part of the terms of this Agreement will be subject to the jurisdiction of the French labor court territorially that is competent pursuant to applicable legal provisions.

13.         INTERPRETATION.  The headings contained in this Agreement are for reference purposes only and shall not affect in any way the meaning or interpretation of this Agreement.  Whenever the words “include” or “including” are used in this Agreement, they shall be deemed to be followed by the words “without limitation.”

14.         COUNTERPARTS.  This Agreement will be executed in two counterparts, which, together, shall constitute one and the same agreement.

15.         CONFLICT.  In the event of a conflict between the terms of this Agreement and the terms of any present plan, policy or procedure of the Company or any agreement between the Company and Executive existing at the time of this Agreement, including but not limited to a stock option agreement or a restricted share agreement, the terms of this Agreement shall take precedence and govern.

16.         TERM AND TERMINATION.  The term of this Agreement (the “Term”) shall commence on the Effective Date and end on the anniversary of the Effective Date first following six months prior notice by the Company of its election to terminate the Agreement, unless prior to the Company giving such notice or prior to the date the Agreement would otherwise terminate, either:

(a) the employment of Executive is terminated by the Company for any reason other than dismissal for serious or very serious misconduct (faute grave ou faute lourde) (and provided that such termination is not within two (2) years following a Change in Control as defined in Section 7), in which case the Term shall end on the last day of the one-year period following the Date of Termination; or

(b) a Change in Control shall have occurred, in which case the Term shall end on the last day of the two-year period beginning on the date following the occurrence of a Change in Control

(as applicable, the “Agreement Termination Date”).  The rights and obligations of the parties hereunder arising before, on, or after the Agreement Termination Date, including, without limitation, the obligation of the Company to make payments pursuant to Paragraphs 5 and 6, if any, and the obligations of the Executive to honor the restrictive covenants shall survive the termination of the Agreement until fully discharged or satisfied.

[SIGNATURE PAGE FOLLOWS]

IN WITNESS WHEREOF, the parties hereto have duly executed this Agreement

In [location]

On [date]

DRESSER-RAND S.A.

By:
Name:
Title:

DRESSER-RAND GROUP INC.

By:
Name:
Title:

EXECUTIVE

By:	*

*: Signature preceded by the mention: “lu et approuvé, bon pour accord” (“read and approved, valid for agreement”)

SCHEDULE A

For purposes of the foregoing Agreement, the additional terms listed below shall have the definitions indicated.

                       (a)  Standard Severance Amount.  For purposes of this Agreement, “Standard Severance Amount” shall mean an amount equal to ______ times Executive’s Base Salary (determined as of the Date of Termination).

                       (b)  Change-In-Control Severance Amount.  For purposes of this Agreement, “Change-In-Control Severance Amount” shall mean an amount equal to ______ times Executive’s Base Salary and annual incentive at target (determined as of the Date of Termination).

SCHEDULE B

DO NOT SIGN PRIOR TO
FINAL DAY OF EMPLOYMENT

RELEASE AGREEMENT

This RELEASE AGREEMENT (“Release Agreement”) is made between DRESSER-RAND GROUP INC., a Delaware corporation (the “Company”) and Jean-Francois Chevrier (“Executive”).

WITNESSETH

WHEREAS, Executive and an affiliate of the Company have entered into an Confidentiality, Non-Compete, Severance, and Change In Control Agreement dated as of _______  ___, 2009 (the “Agreement”);

WHEREAS, pursuant to Section 5 and 6 of the Agreement, the Company has agreed to provide certain payments to Executive if Executive executes this Release Agreement; and

WHEREAS, this Release Agreement and the Company's obligations under Sections 5 and 6 of the Agreement (as may be applicable) shall become effective only upon the “Effective Date” of this Release Agreement (as defined below).

NOW, THEREFORE, in consideration of the premises and mutual covenants contained herein and for other good and valuable consideration, the receipt of which is mutually acknowledged, the Company and Executive agree as follows:

1.           Release.

(a)           Executive, on behalf of himself, his heirs, executors, administrators, successors and assigns, hereby irrevocably and unconditionally releases the Company and its subsidiaries, divisions and Affiliates, together with their respective owners, assigns, agents, directors, partners, officers, employees, attorneys and representatives and any of their predecessors and successors and each of their estates, heirs and assigns (collectively, the “Company Releasees”) from any and all charges, complaints, claims, liabilities, obligations, promises, agreements, causes of action, rights, costs, losses, debts and expenses of any nature whatsoever, known or unknown, which Executive or his heirs, executors, administrators, successors or assigns ever had, now have or hereafter can, will or may have (either directly, indirectly, derivatively or in any other representative capacity) by reason of any matter, fact or cause whatsoever against the Company or any of the other Company Releasees from the beginning of time to the date of this Release Agreement, except those claims which can not be released as a matter of law.  This release includes, without limitation, all claims arising out of, or relating to, Executive's employment and/or end of his employment with the Company and all claims arising under any federal, state and local labor, employment and/or anti-discrimination laws including, without limitation, the federal Age Discrimination in Employment Act, the Employee Retirement Income Security Act, the Americans with Disabilities Act, Title VII of the Civil Rights Act of 1964, the Family and Medical Leave Act, the Civil Rights Act of 1991, the Texas Commission on Human Rights Act, and comparable federal, state, and local statutes and ordinances, each as amended.  Notwithstanding the foregoing, this release shall not include any ongoing obligations of the Company under the Agreement (including but not limited to the obligation to provide severance pay and benefits to the Executive under Sections 5 and 6 thereof) and any rights provided under the Company’s bylaws and the Company’s benefit plans and agreements with Executive related thereto, including but not limited to stock options, and restricted stock plans and agreements.

(b)           Executive shall execute the Release Agreement on a date which is no earlier than the date upon which Executive's employment is terminated.

(c)           Executive acknowledges and agrees that the Company has fully satisfied any and all obligations owed to Executive arising out of Executive's employment with the Company, exclusive of any ongoing obligations of the Company under the Agreement (including but not limited to the obligation to provide severance pay and benefits to the Executive under Sections 5 and 6 thereof) and any rights provided under the Company’s bylaws and the Company’s benefit plans and agreements with Executive related thereto, including but not limited to stock options, and restricted stock plans and agreements.  Executive further acknowledges and agrees that the Company and the other Company Releasees have fully complied with their COBRA continuation coverage obligations.

(d)           Executive represents that he has no complaints, charges, or lawsuits pending against the Company or any of the other Company Releasees.  Executive further covenants and agrees that neither he nor his heirs, executors, administrators, successors or assigns will be entitled to any Personal recovery in any proceeding of any nature whatsoever against the Company or any of the other Company Releasees arising out of any of the matters released in this Section 1.

(e)           Executive has resigned from all positions, if any, with the board of directors of the Company and any officer and/or director positions of any parent, subsidiary, or Affiliate of the Company.

2.           Return of Company Property.  Executive represents and agrees that Executive has returned to the Company all property of the Company or any of the Company Releasees, including, but not limited to, documents, contracts, agreements, plans, photographs, books, notes, reports, files, memoranda, records and software, credit cards, cardkey passes, door and file keys, computer access codes or disks and instructional manuals, and other physical or electronic property that Executive received and/or prepared or helped prepare in connection with Executive's employment with the Company, and that Executive has not retained any copies, duplicates, reproductions or excerpts thereof.

3.           No Admission of Wrongdoing.  Nothing herein is to be deemed to constitute an admission of wrongdoing by the Company or any of the other Company Releasees.

4.           Consultation with Attorney/Voluntary Agreement.  Executive acknowledges that (i) the Company has advised Executive of his right to consult with an attorney prior to executing this Release Agreement, (ii) Executive has carefully read and fully understands all of the provisions of this Release Agreement, and (iii) Executive is entering into this Release Agreement, including the releases set forth in Paragraph 1 above, knowingly, freely and voluntarily in exchange for good and valuable consideration.

5.           Effective Date.

The date on which Executive signs this Release Agreement  is referred to as the “Effective Date”.

6.           Assignment.  This Release Agreement is Personal to Executive and may not be assigned by Executive.  This Agreement will inure to the benefit of the Company and the other Company Releasees and their successors and assigns.

7.           Waiver and Amendments.  Any waiver, alteration, amendment, or modification of any of the terms of this Release Agreement shall be valid only if made in writing and signed by the parties hereto; provided, however, that any such waiver, alteration, amendment, or modification is consented to on the Company’s behalf by a properly authorized corporate officer.  No waiver by either of the parties hereto of their rights hereunder shall be deemed to constitute a waiver with respect to any subsequent occurrences or transactions hereunder unless such waiver specifically states that it is to be construed as a continuing waiver.

8.           Severability and Governing Law.  If any covenants or such other provisions of this Release Agreement are found to be invalid or unenforceable by a final determination of a court of competent jurisdiction (a) the remaining terms and provisions hereof shall be unimpaired and (b) the invalid or unenforceable term or provision hereof shall be deemed replaced by a term or provision that is valid and enforceable and that comes closest to expressing the intention of the invalid or unenforceable term or provision hereof.  THIS RELEASE AGREEMENT SHALL BE GOVERNED BY AND CONSTRUED IN ACCORDANCE WITH THE LAWS OF THE STATE OF TEXAS, WITHOUT REGARD TO ITS CONFLICT OF LAW RULES.

9.           Section Headings and Definitions.  The headings contained in this Release Agreement are for reference purposes only and shall not affect in any way the meaning or interpretation of this Release Agreement.  Whenever the words “include” or “including” are used in this Release Agreement, they shall be deemed to be followed by the words “without limitation.”  Capitalized terms not defined in this Release Agreement shall have the meaning given to such terms in the Agreement.

10.         Entire Agreement.  This Release Agreement and the Agreement constitute the entire understanding and agreement of the parties hereto regarding the employment of Executive.  This Release Agreement supersedes all prior negotiations, discussions, correspondence, communications, understandings, and agreements between the parties relating to the subject matter of this Release Agreement.

11.         Jurisdiction; Forum.  Executive acknowledges that any disputes under the Agreement or this Release Agreement shall be subject to the arbitration provisions of Section 15 of the Agreement.  Subject to that provision, by the execution and delivery of this Release Agreement, Executive submits to the personal jurisdiction of any state or federal court in the State of Texas in any suit or proceeding arising out of or relating to this Release Agreement.  To the extent that Executive may acquire any immunity from jurisdiction of any Texas court or from any legal process (whether through service or notice, attachment prior to judgment, attachment in aid of execution, execution or otherwise) with respect to himself or his property, Executive irrevocably waives such immunity in respect of his obligations with respect to this Release Agreement.  Executive agrees that an appropriate, convenient and non-exclusive forum for any and all disputes between the parties hereto arising out of this Release Agreement or the transactions contemplated hereby shall be in any state or federal court in the State of Texas.

12.         Counterparts.  This Release Agreement may be executed in two or more counterparts, each of which shall be deemed to be an original but all of which together shall constitute one and the same instrument.  The execution of this Release Agreement may be by actual or facsimile signature.

IN WITNESS WHEREOF, the undersigned have executed this Release Agreement as of the dates indicated below.

DRESSER-RAND GROUP INC.

By:	Date
Title:

Executive

Date